MEDECISION, INC.

CONSENT TO BE NAMED AS A DIRECTOR

I, Paul E. Blondin, do hereby consent to be named as a director of MEDecision, Inc. in the prospectus to be filed with the Securities and Exchange Commission by MEDecision, Inc. as part of a registration statement on Form S-1 and any amendments or supplements thereto.

/s/ Paul E. Blondin

Paul E. Blondin

Dated: October 19, 2006